Exhibit 99.1

Harbin Electric Appoints Boyd R. Plowman as a Member of its Board of Directors and Audit Committee Chairman

Harbin, China, December 1, 2009 – Harbin Electric, Inc. (“Harbin Electric” or the “Company”, NASDAQ: HRBN), a leading developer and manufacturer of a wide array of electric motors in the People’s Republic of China, today announced the appointment of Boyd R. Plowman as a member of its board of directors (the “Board”) and Chairman of its Audit Committee, effective December 1, 2009.

“I am delighted that Mr. Plowman has agreed to join our Board. All of us at Harbin Electric are honored that such an accomplished business and financial expert is highly comfortable with our business, financial and accounting track record and practices. He will help us further improve,” said Tianfu Yang, Chairman and Chief Executive Officer of Harbin Electric. “His long career in leadership positions at a manufacturing company in a capital-intensive industry like ours and with other organizations gave him the perspective and experience that will serve us well as we continue to grow. His experience as a chief financial officer at Fleetwood Enterprises, Inc. will add significant depth and understanding of global capital markets to the Board and the Audit Committee and further enhance corporate governance at Harbin Electric.”

"I am very pleased and honored to be joining the board of this very fine company. I have visited the Company’s operations in China and I am extremely impressed with the quality of its management team and products. I am equally impressed with the vision applied to its various business lines and the Company’s ability to capitalize on strong in-house R&D, higher technology and innovation to create unique products with a strong competitive advantage,” said Mr. Plowman. “I believe the Company is well-positioned to participate fully in China's growth and in the global economic recovery and has the potential to become a global leader in the electric motor industry. All this bodes well for shareholders and for all stakeholders"

Mr. Plowman, 66, is the retired Executive Vice President and Chief Financial Officer of Fleetwood Enterprises, Inc. (“Fleetwood”) where he was employed from 1969 until 1987 and from 1997 until 2008.  Fleetwood was the world’s largest producer of recreational vehicles and manufactured housing. During his career with Fleetwood, Mr. Plowman held numerous leadership positions including Controller, Treasurer, and Financial Vice President. During his second stint with Fleetwood, he served as Executive Vice President and Chief Financial Officer until his retirement in 2008.  He also served as President and Chief Executive Officer of Lee & Associates (Inland Empire Region). Lee & Associates is one of the leading commercial real estate brokerage firms in the United States.  Prior to that, Mr. Plowman served as a Director and Chairman of the Audit Committee for Corporate Insurance and Reinsurance Company Limited (CIRCL), a Bermuda-based company reinsuring risks for captive insurance companies. Earlier in his career, Mr. Plowman worked as a senior tax accountant at Arthur Andersen & Co. and Ernst & Ernst. He earned his bachelor’s degree from Utah State University and was a certified public accountant. Mr. Plowman resides in California.

Mr. Plowman is the co-founder and President of Boyd Plowman & Associates, Inc.,  a firm involved in venture capital, merchant banking, and consulting services regarding real estate, capital formation, and financial services.

About Harbin Electric, Inc.
Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized and value-added products. Its major product lines include industrial rotary motors, linear motors, and specialty micro-motors. The Company's products are purchased by a broad range of domestic and international customers, including those involved in energy industry, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, chemical, petrochemical, as well as in the metallurgical and mining industries. With a recent acquisition of industrial rotary motor business, the Company operates four manufacturing facilities in China located in Xi'an, Weihai, Harbin and Shanghai.

As China continues to grow its industrial base, Harbin Electric aspires to be a leader in the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit http://www.harbinelectric.com ..

Safe Harbor Statement
The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the year ended December 31, 2008. The Company does not undertake any obligation to update forward-looking statements contained in the press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward- looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may, "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.

For investor and media inquiries, please contact:

    In China
     Harbin Electric, Inc.
     Tel:   +86-451-8611-6757
     Email: MainlandIR@Tech-full.com

    In the U.S.
     Christy Shue
     Harbin Electric, Inc.
     Executive VP, Finance & Investor Relations
     Tel:   +1-631-312-8612
     Email: cshue@HarbinElectric.com

     Kathy Li
     Christensen Investor Relations
     Tel:   +1-212-618-1987
     Email: kli@christensenir.com